As filed with the Securities and Exchange Commission on May 27, 2011.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CASEY’S GENERAL STORES, INC.

(Exact name of registrant as specified in its charter)

Iowa	42-0935283
(State of Incorporation)	(IRS Employer Identification No.)

One Convenience Blvd., Ankeny, Iowa	50021
(Address of principal executive offices)	(Zip Code)

Casey’s General Stores, Inc. 2009 Stock Incentive Plan

(Full title of Plan)

William J. Walljasper

Senior Vice President and Chief Financial Officer

Casey’s General Stores, Inc.

One Convenience Blvd.

Ankeny, Iowa 50021

515/965-6100

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, no par value per share	3,000,000 shares	$39.645	$118,935,000	$13,808.35

(1)	In accordance with Rule 416 under the Securities Act of 1933, this Registration Statement shall be deemed to cover any additional shares that may from time to time be offered or issued to prevent dilution resulting from any future stock splits, stock dividends, or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, and based on the average of the high and low sales prices of the Common Stock as reported on the Nasdaq Global Select Market on May 23, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

As permitted by the rules of the Commission, the information specified in Part I has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Section 15(a), 14, and 15(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended April 30, 2010;

(b)	All other reports filed pursuant to Section 13(a) or 15(b) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above; and

(c)	The description of the Common Stock contained in the Registrant’s Registration Statement on Form S-3D (No. 333-35393) filed with the Commission on September 11, 1997 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, any document or portion thereof deemed to be furnished and not filed by the Registrant pursuant to SEC rules shall not be deemed to be incorporated by reference into this Registration Statement, to the extent so furnished and not filed.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statements. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Registrant’s Exchange Act file number with the SEC is 001-34700.

Item 4.	Description of Securities.

The validity of the issuance of Common Stock registered hereby is being passed on for the Registrant by Ahlers & Cooney, P.C. Kenneth H. Haynie, a director of the Registrant, is a retired lawyer and “of counsel” to said law firm. Mr. Haynie currently owns, directly or indirectly, a total of 29,162 shares of Common Stock and has options to purchase an additional 16,000 shares. As a director, Mr. Haynie is eligible to receive awards under the 2009 Stock Incentive Plan.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 490.202 of the Iowa Business Corporation Act (“IBCA”) allows each corporation organized thereunder, such as the Registrant, to include a provision in the articles of incorporation permitting or making obligatory the indemnification of a director for liability to any person for any action taken, or any failure to take any action, as a director, except liability for (i) the receipt of a financial benefit to which the person is not entitled, (ii) an intentional infliction of harm on the corporation or its shareholders, (iii) unlawful distributions to shareholders, or (iv) an intentional violation of criminal law. Section B of Article X of the Restatement of the Restated and Amended Articles of Incorporation of the Registrant requires the Registrant to provide indemnification to directors and officers of the Registrant to the fullest extent permitted by the IBCA, as it exists or may be amended, subject to certain limited exceptions including that no such indemnification shall be provided for any proceeding wherein it shall be determined by final judicial decision that such director or officer is liable (i) for a breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve any intentional misconduct or knowing violation of the law, (iii) for a transaction from which the director derives an improper personal benefit or (iv) under former Section 496A.44 (comparable to current Section 490.833) of the IBCA related to liability for unlawful distributions.

Section 490.202 of the IBCA also permits corporations to include a provision in the articles of incorporation of each corporation organized thereunder, such as the Registrant, eliminating or limiting, with certain exceptions, the personal liability of a director of the corporation to the corporation or its shareholders for monetary damages for any action taken, or failure to take any action, as a director, except liability for (i) the amount of a financial benefit received by a director to which the director is not entitled, (ii) an intentional infliction of harm on the corporation or its shareholders, (iii) unlawful distributions to shareholders, or (iv) an intentional violation of criminal law.

Section A of Article X of the Restatement of the Restated and Amended Articles of Incorporation of the Registrant eliminates the personal liability of each director for monetary damages for breach of fiduciary duty as a director, except for liability (i) for a breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve any intentional misconduct or knowing violation of the law, (iii) for a transaction from which the director derives an improper personal benefit or (iv) under former Section 496A.44 (comparable to current Section 490.833) of the IBCA related to liability for unlawful distributions.

Said Section A, however, also contains a provision providing that if the IBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the further extension permitted by the IBCA, as so amended. The Registrant’s “liability shield”, therefore, is as extensive as that now allowed under Section 490.202 of the IBCA.

Section B of Article X further provides that the Registrant may, but is not required to, maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Registrant against any expense, liability or loss whether or not the Registrant would have the power to indemnify such person against such expense, liability or loss under the IBCA. The Registrant carries standard directors’ and officers’ liability coverage for its directors and officers. Subject to certain limitations, the policy reimburses the Registrant for liabilities indemnified under Article X and indemnifies directors and officers against additional liabilities not indemnified under Article X.

The foregoing statements are subject to the detailed provisions of Section 490.202 of the IBCA and Article X of the Restatement of the Restated and Amended Articles of Incorporation of the Registrant, as applicable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunder to duly authorized, in the City of Ankeny, State of Iowa, on the 27th day of May, 2011.

CASEY’S GENERAL STORES, INC.

/s/ Robert J. Myers
Robert J. Myers, Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Casey’s General Stores, Inc., hereby severally constitute and appoint Robert J. Myers and William J. Walljasper, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Casey’s General Stores, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert J. Myers Robert J. Myers	Chief Executive Officer and Director (Principal executive officer)	May 27, 2011

/s/ William J. Walljasper William J. Walljasper	Senior Vice President and Chief Financial Officer (Principal financial and accounting officer)	May 27, 2011

/s/ Kenneth H. Haynie Kenneth H. Haynie	Director	May 27, 2011

/s/ Johnny Danos Johnny Danos	Director	May 27, 2011

/s/ William C. Kimball William C. Kimball	Director	May 27, 2011

/s/ Diane C. Bridgewater Diane C. Bridgewater	Director	May 27, 2011

/s/ Jeffrey M. Lamberti Jeffrey M. Lamberti	Director	May 27, 2011

/s/ Richard A. Wilkey Richard A. Wilkey	Director	May 27, 2011

/s/ H. Lynn Horak H. Lynn Horak	Director	May 27, 2011

INDEX TO EXHIBITS

Exhibits

Exhibit No.

4.1	Restatement of the Restated and Amended Articles of Incorporation of the Registrant (incorporated by reference from the Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1996) and Articles of Amendment thereto (incorporated by reference from the Current Report on Form 8-K filed April 16, 2010, as amended by the Current Report on form 8-K/A filed April 19, 2010, and the Current Report on Form 8-K filed May 20, 2011).

4.2.	Second Amended and Restated By-laws of the Registrant (incorporated by reference from the Current Report on Form 8-K filed June 16, 2009, and the Current Report on Form 8-K filed May 20, 2011)

5	Opinion of Ahlers & Cooney, P.C.

10.41	2009 Stock Incentive Plan (incorporated by reference from the Current Report on Form 8-K filed September 21, 2009)

23.1	Consent of KPMG LLP

23.2	Consent of Ahlers & Cooney, P.C. (included as part of Exhibit 5)

24.1	Power of Attorney (included on the signature pages of this Registration Statement)